As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELADOC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3705970
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

2 Manhattanville Road, Suite 203 Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017)

Teladoc Health, Inc. 2015 Employee Stock Purchase Plan

(Full title of the plans)

Adam Vandervoort
Chief Legal Officer
Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, New York 10577
(Name and address of agent for service)

(203) 635-2002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
To be issued under the Teladoc Health, Inc. 2015 Incentive Award Plan, as amended and restated effective May 25, 2017 (the “2015 IAP”)	7,496,820 (2)	$218.53	$1,638,280,074.60	$178,736.36
To be issued under the Teladoc Health, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”)	93,617 (4)	$185.75	$17,389,357.75	$1,897.18
TOTAL:	7,590,437		$1,655,669,432.35	$180,633.54

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Teladoc Health, Inc. (the “Registrant”) that become issuable under the 2015 IAP or the 2015 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the additional shares of Common Stock available for issuance under the 2015 IAP resulting from an automatic annual increase on January 1, 2021.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The price per share of Common Stock is based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on February 26 2021.

(4)	Represents the additional shares of Common Stock available for issuance under the 2015 ESPP resulting from an automatic annual increase on January 1, 2021.

(5)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The price per share of Common Stock is based on 85% of the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on February 26, 2021. Pursuant to the 2015 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Purchase Date (as such terms are defined in the 2015 ESPP).

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Teladoc Health, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 7,496,820 additional shares of common stock, par value $0.001 per share (“Common Stock”), under the Registrant’s 2015 Incentive Award Plan, as amended and restated effective May 25, 2017 (the “2015 IAP”), and 93,617 additional shares of Common Stock under the Registrant’s 2015 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic annual increase in the number of shares reserved for issuance under such plans. This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous registration statements on Form S-8 filed with the Commission on July 9, 2015 (Registration No. 333-205568) and July 14, 2017 (Registration No. 333-219275) to the extent not modified or superseded hereby. In accordance with the instructional note of Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the SEC:

(a)	Teladoc’s Annual Report on Form 10-K, filed with the SEC on March 1, 2021;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c)	the description of Teladoc’s Common Stock contained in the prospectus included in Teladoc’s registration statement on Form 8-A (File No. 001-37477), filed with the SEC on June 26, 2015, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (or otherwise indicates that the information is being “furnished” on such Current Report on Form 8-K (and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section)) and any corresponding exhibits thereto, which the Registrant may furnish to the SEC from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s Common Stock registered on this Registration Statement has been passed upon by Adam C. Vandervoort, Chief Legal Officer of the Registrant. Mr. Vandervoort beneficially owns an aggregate of less than one percent of the outstanding shares of the Registrant’s Common Stock and is eligible to participate in the Plans on the same basis as other similarly eligible employees.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc.	8-K	001-37477	3.1	5/31/17

4.2	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc.	8-K	001-37477	3.1	6/01/18

4.3	Second Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc.	8-K	001-37477	3.1	8/10/18

4.4	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc.	8-K	001-37477	3.1	10/30/20

4.5	Fifth Amended and Restated Bylaws of Teladoc Health, Inc.	8-K	001-37477	3.1	2/19/21

4.6	Specimen stock certificate evidencing shares of common stock.	10-Q	001-37477	4.1	11/1/18

5.1	Opinion of Adam C. Vandervoort regarding legality of Teladoc Health, Inc. common stock being registered.					*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Teladoc Health, Inc.					*

23.2	Consent of Adam C. Vandervoort (contained in Exhibit 5.1).					*

24.1	Powers of Attorney (included on the signature page)					*

99.1	Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017).	8-K	001-37477	10.1	5/31/17

99.2	Teladoc Health, Inc. 2015 Employee Stock Purchase Plan.	S-1/A	333-204577	10.14	6/18/15

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on March 1, 2021.

Teladoc Health, Inc.

By:	/s/ Jason Gorevic
Jason Gorevic
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Adam Vandervoort and Mala Murthy, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Teladoc Health, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Gorevic	Chief Executive Officer and Director	March 1, 2021
Jason Gorevic	(Principal Executive Officer)

/s/ Mala Murthy	Chief Financial Officer	March 1, 2021
Mala Murthy	(Principal Financial Officer)

/s/ Richard J. Napolitano	Chief Accounting Officer	March 1, 2021
Richard J. Napolitano	(Principal Accounting Officer)

/s/ David B. Snow, Jr.	Chairman	March 1, 2021
David B. Snow, Jr.

/s/ Christopher Bischoff	Director	March 1, 2021
Christopher Bischoff

/s/ Karen L. Daniel	Director	March 1, 2021
Karen L. Daniel

/s/ Sandra L. Fenwick	Director	March 1, 2021
Sandra L. Fenwick

/s/ William H. Frist	Director	March 1, 2021
William H. Frist, M.D.

/s/ Catherine Jacobson	Director	March 1, 2021
Catherine Jacobson

/s/ Thomas G. McKinley	Director	March 1, 2021
Thomas G. McKinley

/s/ Kenneth H. Paulus	Director	March 1, 2021
Kenneth H. Paulus

/s/ David L. Shedlarz	Director	March 1, 2021
David L. Shedlarz

/s/ Mark D. Smith	Director	March 1, 2021
Mark D. Smith, M.D.

/s/ Hemant Taneja	Director	March 1, 2021
Hemant Taneja

/s/ Glen E. Tullman	Director	March 1, 2021
Glen E. Tullman